Exhibit 10.1

BANC OF AMERICA SECURITIES LLC	J.P. MORGAN SECURITIES INC.
BANK OF AMERICA, N.A.	JPMORGAN CHASE BANK, N.A.
9 West 57th Street	270 Park Avenue
New York, New York 10019	New York, New York 10017

November 6, 2007

The NASDAQ Stock Market, Inc.

9600 Blackwell Road,

Rockville, Maryland 20850

Project Terra

Third Amended and Restated Commitment Letter

$2,200 million Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Securities LLC (“BAS”), JPMorgan Chase Bank, N.A. (“JPMCB” and, together with Bank of America, the “Banks”) and J.P. Morgan Securities Inc. (“JPMorgan” and, together with Bank of America, BAS and JPMCB “we,” “us” or the “Agents”) that you (the “Borrower”) intend to acquire (a) at least 66 2/3% of the outstanding shares (on a fully diluted basis) of OMX AB, a Swedish public company (“Mexico”), and will assume or repay all of the existing indebtedness of Mexico and its subsidiaries other than certain indebtedness in an amount to be agreed upon either (i) pursuant to a tender offer previously announced by you (as such offer may be hereafter amended in accordance with the terms hereof, the “Tender Offer Acquisition”) or (ii) pursuant to a letter agreement, dated as of September 20, 2007 (as amended on September 26, 2007, the “Dover Letter Agreement”) with a Dubai company code named Dover (“Dover”) to acquire such shares from Dover (the “Dover Acquisition”) simultaneously with Dover’s acquisition of such shares pursuant to its tender offer (any acquisition pursuant described in this clause (a), the “OMX Acquisition”) and (b) the Philadelphia Stock Exchange, Inc. (“PHLX”) pursuant to a merger of PHLX with and into a subsidiary of the Borrower (the “PHLX Acquisition” and together with the OMX Acquisition, the “Acquisitions”). The OMX Acquisition and the PHLX Acquisition are independent transactions and are not conditioned upon each other. The Borrower, Mexico and PHLX and their respective subsidiaries are sometimes referred to collectively as the “Companies” (it being understood that (depending on the status of the respective Acquisitions) such term may exclude Mexico and its subsidiaries or PHLX and its subsidiaries prior to the consummation of the respective Acquisitions, as the context requires). This letter amends, restates and supersedes in its entirety the Second Amended and Restated Commitment Letter among Bank of America, BAS, JPMCB, JPMorgan and you, dated September 28, 2007, and such Second Amended and Restated Commitment Letter shall be of no further force or effect.

You have also advised us that you intend to finance the Acquisitions, the costs and expenses related to the Transaction (as hereinafter defined), the refinancing of certain indebtedness of OMX, PHLX and their respective subsidiaries and the ongoing working capital and other general corporate purposes of the Borrower after consummation of the Acquisitions from the following sources (and that no debt financing other than the financing described herein will be required in connection with the Transaction): (a) up to $2,200.0 million in senior secured credit facilities of the Borrower, comprised of (i) a $750.0 million term loan B facility (the “OMX Term B Facility”), (ii) a $725.0 million term loan B facility (the “OMX Term B-1 Facility”), (iii) a revolving credit facility of $75.0 million (the “Revolving Facility”, and together with the OMX Term B Facility and the OMX Term B-1 Facility, the “OMX Facilities”) and (iv) a $650.0 million term loan B facility (the “PHLX Facility” and together with the OMX Facilities, the “Credit Facilities”) and (b) such other sources of financing (other than debt financing) that are reasonably acceptable to us that will allow the Borrower to (i) acquire at least 66 2/3% of the outstanding shares of Mexico (on a fully diluted basis) and (ii) consummate the PHLX Acquisition (it being understood that the Borrower may, in its sole discretion, elect to use cash on hand to finance any portion of the Transaction). Notwithstanding anything to the contrary in the foregoing or elsewhere in this Commitment Letter, at any time prior to the earlier of (i) a draw under the PHLX Facility and (ii) the closing date of the OMX Acquisition, the Borrower may, in its sole discretion, reallocate all or any portion of the PHLX Facility to an increase in the amount of the OMX Term B-1 Facility; provided, that, if the Borrower does not so reallocate the PHLX Facility and (i) if the closing of the PHLX Acquisition occurs prior to the closing of the OMX Acquisition, the PHLX Facility shall initially take the form of a stand-alone term B loan agreement having terms specified herein as applicable to the Term B-1 Facility, and shall subsequently be combined with the Term B-1 Facility concurrently with the initial borrowings thereunder on terms reasonably satisfactory to the Lead Arrangers; or (ii) if the closing of the PHLX Acquisition occurs after the closing of the OMX Acquisition, then the PHLX Facility shall be a delayed draw term loan B facility; provided, further, that if the OMX Facilities are provided under the Interim Loan Agreement, then the PHLX Facility shall only take the form of a stand-alone term B loan agreement having terms specified herein as applicable to the Term Loan B-1 Facility, and shall not at any time be combined with the facilities provided under the Interim Loan Agreement.

The Acquisitions, the entering into and funding of the OMX Facilities and the PHLX Facility, as applicable, the refinancing of indebtedness in connection therewith and the transactions related thereto are hereinafter collectively referred to as the “Transaction.”

1.	Commitments. In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide 50% of the aggregate principal amount of each of the Credit Facilities, and JPMCB is pleased to advise you of its commitment to provide 50% of the aggregate principal amount of each of the Credit Facilities, in each case, having the terms set forth in Annex I and subject only to the conditions set forth in Paragraph 5 of this letter and Annex II, Annex III or Annex IV hereto, as applicable, (b) Bank of America will act as the administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facilities and JPMCB will act as syndication agent for the credit facilities, and (c) BAS and JPMorgan are pleased to advise you of their willingness, as the joint lead arrangers and joint bookrunning managers (in such capacities, the “Lead Arrangers”) for the Credit Facilities, to form a syndicate of financial institutions and institutional lenders (including the Banks) (collectively, the “Lenders”) in consultation with you for the Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in Annex I, Annex II, Annex III and Annex IV attached hereto (collectively, the “Summary of Terms” and, together with this letter agreement, the “Commitment Letter”).

2.

Syndication. The Lead Arrangers intend to commence syndication of the Credit Facilities promptly after your acceptance of the terms of this Third Amended and Restated Commitment Letter and the Third Amended and Restated Fee Letter, and the commitment of the Banks hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received; provided that no such assignment on or prior to the closing date of the OMX Acquisition shall novate or relieve Bank of America or JPMCB of its respective commitment hereunder with respect to the Credit Facilities until after the closing date of the OMX Acquisition, and, unless the Borrower agrees otherwise in writing, Bank of America and JPMCB shall retain exclusive control over all rights and obligations with respect to its commitment under this Commitment Letter including all rights with respect to consents, modifications and amendments, until the closing date of the OMX Acquisition has occurred and the extensions of credit to be made on such date as contemplated hereby have been made. You agree to actively assist the Lead Arrangers in achieving a syndication of the Credit Facilities that is reasonably satisfactory to the Lead Arrangers and you, and the Lead Arrangers agree to consult with you in connection therewith. Such assistance shall include (a) your providing the Lead Arrangers and the Lenders with all information with respect to the Borrower and the Transaction as the Lead Arrangers may reasonably request (and your using commercially reasonable efforts to provide information with respect to Mexico and PHLX), (b) your assistance in the preparation of a customary Information Memorandum to be used in connection with the syndication of the Credit Facilities (the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and, to the extent practicable, the existing lending relationships of Mexico and PHLX and (d) making the officers and advisors of the Borrower (and using commercially reasonable efforts to make officers and advisors of Mexico and PHLX) available from time to time and at times mutually agreed upon at one or more meetings of prospective Lenders.

You hereby agree to use commercially reasonable efforts to (i) cause the Information Memorandum to be used in connection with the syndication of the respective Credit Facilities to be completed no less than 30 consecutive days prior to the initial funding of the respective Credit Facilities, (ii) cause a meeting of prospective Lenders to be held no less than 25 consecutive days prior to the initial funding of the respective Credit Facilities and (iii) obtain updated corporate/corporate family debt ratings and a debt rating of the respective Credit Facilities from each of Moody’s Investors Service Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) no less than 25 consecutive days prior to the initial funding of the Credit Facilities (it being understood that if the PHLX Acquisition closes prior to the OMX Acquisition, you shall obtain stand-alone ratings for both the PHLX Facility and the Credit Facilities). With regards to the periods described in (i), (ii) and (iii) of the preceding sentence, such periods shall be exclusive of the periods from and including December 19, 2007 through and including January 2, 2008 and from and including July 2, 2008 through and including July 6, 2008. Without limiting your obligation to assist with syndication efforts as set forth herein, each Bank agrees that completion of syndication is not a condition precedent to its commitment hereunder.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Credit Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. You agree that Bank of America will have “left” placement in any and all marketing materials or other documentation used in connection with the Credit Facilities and will hold the leading role and responsibilities conventionally understood to be associated with such name placement. It is understood that no Lender participating in the Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the distribution of the fees among the Lenders will be determined by the Lead Arrangers after consultation with you.

3.

Information Requirements. You hereby represent, warrant and covenant that, to the best of your knowledge, (a) all information, other than Projections (as defined below), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction, as supplemented as contemplated herein and taken as a whole (the “Information”), is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (b) all financial projections concerning the Borrower that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by the Borrower

or its representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions that are reasonable at the time made. You agree to supplement the Information and the Projections from time to time until the closing of the Acquisitions so that the representation, warranty and covenant in the immediately preceding sentence is correct in all material respects on the closing of the Acquisitions. In issuing this commitment and in arranging and syndicating the Credit Facilities, we are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Lead Arrangers prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information.”

You acknowledge that (a) the Agents on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders” and all other Lenders, “Private Lenders”). If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom, provided that your obligation to confirm the absence of MNPI therefrom shall not arise until such time as we have (i) provided you a reasonable opportunity to review such Public Information Materials and (ii) made any deletions from such Public Information Materials as you may recommend upon completion of such review. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.”

You agree that the Agents on your behalf may distribute the following documents to all prospective Lenders, unless you advise each Agent in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Agents will not distribute such materials to Public Lenders.

4.	Fees and Indemnities. As consideration for the Banks’ commitments hereunder you agree to pay the fees set forth in the Third Amended and Restated Fee Letter dated as of the date hereof (the “Third Amended and Restated Fee Letter”) among the parties hereto, if, as and when required thereby. Whether or not the closing of either Acquisition occurs, you also agree to reimburse the Agents from time to time on demand, upon presentation of a reasonably detailed summary statement, for all reasonable and documented out-of-pocket fees and expenses including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arrangers and the Administrative Agent, and of any special and local counsel to the Lenders approved by the Borrower and retained by the Lead Arrangers, and reasonable and documented out-of-pocket due diligence expenses (collectively, the “Expenses”) incurred in connection with the Credit Facilities, the syndication thereof and the preparation of the definitive documentation therefor.

You also agree to indemnify and hold harmless each Agent, each other Lender and each of their affiliates and their officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party by any third party or by the Borrower or any subsidiary thereof, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Transaction, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any affiliates controlled by such Indemnified Party or any of their respective officers, directors, employees, agents, advisors or other representatives. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction for special, indirect, consequential or punitive damages. It is further agreed that the Banks shall only have liability to you (as opposed to any other person), and that the Banks shall be liable solely in respect of their own commitment to the Credit Facilities on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Third Amended and Restated Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems. The foregoing expense reimbursement and indemnity provisions shall be superseded in each case by the applicable provisions contained in the definitive financing documentation upon execution thereof and shall thereafter have no further force and effect (unless the Interim Loan Facility (as defined in Paragraph 8) is utilized, in which case this Paragraph 4 shall remain in full force and effect).

5.

Conditions to Financing. The commitment of the Banks in respect of the (A) OMX Facilities and the undertaking of BAS and JPMorgan to provide the related services described herein are subject only to, (i) if the OMX Acquisition is effected by means of the Tender Offer Acquisition, the satisfaction of each of the conditions set forth in Annex II hereto and (ii) if the OMX Acquisition is effected by means of the Dover Acquisition, the satisfaction of each of the conditions set forth in Annex III hereto and (B) PHLX Facility and the undertaking of BAS and JPMorgan to provide the related services described herein are subject only to (i) the satisfaction of each of the conditions set forth in Annex IV hereto. Our commitments are also subject to the following conditions precedent: (a) you shall have accepted the separate Third Amended and Restated Fee Letter addressed to you as provided therein for the Credit Facilities and you shall have paid all applicable fees and expenses (including the reasonable fees and disbursements of counsel) that are due thereunder and (b) from the date hereof until the closing of the OMX Acquisition (or the termination of the commitments hereunder to finance the OMX Acquisition) (i) unless otherwise consented to by BAS and JPMorgan, there shall be no incurrence of any third party funded indebtedness by the Borrower or any of its subsidiaries (excluding the Credit Facilities and ordinary course indebtedness in the day to day operations of the business of the Borrower and the subsidiaries consistent with past practice) and the Borrower and its subsidiaries shall not have obtained any commitments for any such financing, (ii) neither the Borrower nor any of its subsidiaries shall have consummated any acquisition (other than the Acquisitions and the acquisition of the Boston Stock Exchange and excluding ordinary course cash management and ordinary course acquisitions of assets in connection with the day to day operation of the business of the Borrower and its subsidiaries) or joint ventures (other than the DIFX Transaction (as defined in the Dover

Letter Agreement)) or entered into any agreements or letters of intent to do the same (other than acquisitions and joint ventures involving aggregate consideration payable by the Borrower and its subsidiaries not in excess of $100.0 million and that consist of the acquisition or formation of any person which either (A) had positive EBITDA for the most recent four quarter period prior to the date of acquisition or formation or (B) in accordance with management projections, is expected to generate positive EBITDA for the twelve month period immediately following the date of such acquisition or formation) and (iii) there shall be no more than an amount to be agreed among the Banks and the Borrower expended by the Borrower in respect of dividends and share repurchases. Additionally, prior to and during the syndication of the Credit Facilities, unless otherwise consented to by BAS and JPMorgan, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries that would negatively impair the syndication.

6.	Confidentiality and Other Obligations. This Third Amended and Restated Commitment Letter and the Third Amended and Restated Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your officers, directors, employees, agents, advisors and other representatives (including accountants, attorneys and other professional advisors retained in connection with the Transaction), may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Third Amended and Restated Commitment Letter (including the Summary of Terms) but not the Third Amended and Restated Fee Letter (a) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (including, without limitation, the Swedish Takeover Rules issued by the Swedish Industry and Commerce Stock Exchange Committee), (c) to Mexico, PHLX and their respective officers, directors, employees, agents, advisors and other representatives, (d) upon the request or demand of any regulatory authority having jurisdiction over you, and (e) by way of description of the Credit Facilities (excluding anything contained in the Third Amended and Restated Fee Letter) in any press releases, prospectuses or other documentation issued in connection with the Acquisitions.

You acknowledge that the Agents or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Agents and their affiliates will treat as confidential all confidential information provided to the Agents by or on behalf of you hereunder and neither use or disclose such information; provided that nothing herein shall prevent the Agents or their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (b) upon the request or demand of any regulatory authority having jurisdiction over it (in which case such Agent agrees to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of disclosure by it or its affiliates in violation of this paragraph, (d) to its affiliates and to its and their respective employees, legal counsel, independent auditors and other experts or agents on a confidential, “need-to-know” basis, (e) to assignees or participants or potential assignees or participants who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, or (f) for purposes of establishing a “due diligence” defense.

By the same token, the Agents will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Agents are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Agents or any of such affiliates on a confidential “need-to-know” basis.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Credit Facilities and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Agents, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Agents is and has been acting solely as a principal and is not acting as an agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) none of the Agents has assumed or will assume an advisory or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Agent has advised or is currently advising you or your affiliates on other matters) and none of the Agents has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter or any other written agreement between you and any Agent or its affiliates; (iv) the Agents and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Agents have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Third Amended and Restated Commitment Letter; and (v) the Agents have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Agents with respect to any breach or alleged breach of fiduciary duty as a consequence of this Third Amended and Restated Commitment Letter.

The Agents hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Agents, as applicable, to identify you in accordance with the Act.

7.	Survival of Obligations. The provisions of numbered paragraphs 3 (other than the first paragraph thereof), 4 and 6 shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facilities shall be executed and delivered and notwithstanding the termination of this Third Amended and Restated Commitment Letter or any commitment or undertaking of any Agent.

8.

Interim Loan Agreement. The parties agree to negotiate in good faith the definitive documentation for the Credit Facilities consistent with the Summary of Terms, and it is understood and agreed by the parties that the Credit Facilities will only be provided pursuant to definitive, signed documentation (the “Credit Documentation”) mutually agreed to by the parties hereto. In the event that such documentation for the OMX Facilities is not negotiated and signed by the earlier of the closing date of the OMX Acquisition and the date the Offer is launched, the parties agree to execute and deliver the Interim Loan Agreement in the form attached as Annex V hereto (the “Interim Loan Agreement”) and, in the event any amount is borrowed under the Interim Loan Agreement, the Interim Loan Agreement shall constitute the “OMX Facilities” for all purposes of this letter and the Third Amended and Restated Fee Letter. It is agreed that the loans made under the Interim Loan Agreement shall have the same Guarantors and Collateral as provided in Annex I hereto; provided that, to the extent any such Collateral (other than the pledge and perfection of the security interests in the capital stock of wholly-owned domestic subsidiaries held by the Borrower and such Guarantors (to the extent required under Annex I hereto) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided prior to the date of the closing date of the OMX Acquisition after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the OMX Facilities on the closing date of the OMX Acquisition but shall be required to be delivered after the closing date of the OMX Acquisition pursuant to arrangements and timing to be mutually agreed. The parties hereby agree that the Interim Loan Agreement dated August 1, 2007 among the Agents and you shall be of no further force or effect and shall hereby be rescinded.

9.	Miscellaneous. This Third Amended and Restated Commitment Letter and the Third Amended and Restated Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Third Amended and Restated Commitment Letter or the Third Amended and Restated Fee Letter by telecopier shall be effective as delivery of a manually executed counterpart thereof.

This Third Amended and Restated Commitment Letter and the Third Amended and Restated Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and the Agents hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Third Amended and Restated Commitment Letter (including, without limitation, the Summary of Terms), the Third Amended and Restated Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Agents in the negotiation, performance or enforcement hereof. Each of you and the Agents hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Third Amended and Restated Commitment Letter (including, without limitation, the Summary of Terms), the Third Amended and Restated Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of you and the Agents waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Third Amended and Restated Commitment Letter, together with the Summary of Terms and the Third Amended and Restated Fee Letter, embodies the entire agreement and understanding among us, you and your and its affiliates with respect to the Credit Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. Those matters that are not covered or made clear herein or in the Summary of Terms or the Third Amended and Restated Fee Letter are subject to mutual agreement of the parties. No party has been authorized by the Agents to make any oral or written statements that are inconsistent with this Third Amended and Restated Commitment Letter.

This Third Amended and Restated Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

All commitments and undertakings of the Agents under this Third Amended and Restated Commitment Letter will expire at 6:00 p.m. (New York City time) on November 7, 2007 unless you execute this Third Amended and Restated Commitment Letter as provided below and the Third Amended and Restated Fee Letter as provided therein to accept such commitments and return them to us prior to that time. Thereafter, all accepted commitments and undertakings of the Agents hereunder with respect to (i) the OMX Facilities, will expire on the earliest of (a) April 15, 2008, unless the closing date of the OMX Acquisition occurs on or prior thereto, and (b) the closing date of the OMX Acquisition (subject to the obligation of the Agents hereunder to make the Credit Facilities available on the closing date of the OMX Acquisition) and (ii) the PHLX Facility, will expire on the earliest of (a) July 31, 2008, unless the closing of the PHLX Acquisition shall occur on or prior thereto and (b) the closing date of the PHLX Acquisition (subject to the obligation of the Agents hereunder to make the PHLX Facility available on the closing date of the PHLX Acquisition) and (c) the closing date of the OMX Acquisition if the OMX Facilities contemplated by Annex I are entered into and the PHLX Facility is available thereunder on the terms and conditions described in Annex I.

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

BANC OF AMERICA SECURITIES LLC

PROJECT TERRA

THIRD AMENDED AND RESTATED COMMITMENT LETTER

JPMORGAN CHASE BANK N.A.
By:
Name:	GARY L. SPEVACK
Title:	Vice President JPMorgan Chase Bank, N.A.

J.P. MORGAN SECURITIES INC.
By:
Name:	STATHIS KARANIKOLAIDIS
Title:	VICE PRESIDENT

PROJECT TERRA

THIRD AMENDED AND RESTATED COMMITMENT LETTER

Accepted and agreed to as of the date first written above:

THE NASDAQ STOCK MARKET, INC.

By:
Name:	Ron Hassen
Title:	SVP and Controller

PROJECT TERRA

THIRD AMENDED AND RESTATED COMMITMENT LETTER

ANNEX I

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	The NASDAQ Stock Market, Inc. (the “Borrower”). The Borrower and its subsidiaries are collectively referred to herein as the “Companies.”

Guarantors:

The Credit Facilities will be guaranteed by each of the existing and future direct and indirect material wholly-owned domestic subsidiaries of the Borrower (the “Guarantors”), other than any subsidiary set forth in the exclusions to the definition of “Subsidiary Loan Party” in the Credit Agreement, dated November 20, 2006 among the Borrower, the lenders party thereto and Bank of America (the “November Credit Agreement”) and excluding certain subsidiaries of PHLX and the Boston Stock Exchange which are prohibited by regulatory requirements from guaranteeing the Credit Facilities.

Administrative and

Collateral Agent:	Bank of America will act as administrative and collateral agent for the Lenders (the “Administrative Agent”).

Joint Lead Arrangers

and Joint Book Managers:	Banc of America Securities LLC (“BAS”) and J.P. Morgan Securities Inc. will act as joint lead arrangers and joint bookrunning managers for the Credit Facilities (the “Lead Arrangers”).

Syndication Agent:	JPMCB will act as syndication agent for the Credit Facilities.

Senior Secured Credit

Facilities Lenders:	Bank of America, JPMCB and other banks, financial institutions and institutional lenders acceptable to the Lead Arrangers and selected in consultation with the Borrower.

Senior Secured Credit Facilities:	An aggregate principal amount of up to $2,200.0 million will be available through the following facilities:

Term Loan B Facility: a $750.0 million term loan B facility (the “Term Loan B Facility”), all of which will be drawn on the closing date of the OMX Acquisition.

Term Loan B-1 Facility: a $1,375.0 million term loan B facility (the “Term Loan B-1 Facility” together with the Term Loan B Facility, the “Term Loan Facilities”) consisting of a $725.0 million term loan B facility allocated to the OMX Acquisition (the “OMX Term Loan B-1 Facility”) and a $650.0 million term

Annex I-1

B loan facility allocated to the PHLX Acquisition (the “PHLX Facility”). The portion of the Term Loan B-1 Facility that remains unused on the closing date of the OMX Acquisition (other than the PHLX Facility) will be available on a delayed draw basis to for a period of time to be mutually agreed to provide solely for the acquisition of shares of Mexico not acquired on the closing date of the OMX Acquisition (or to repay draws on or “cash collateralize” the Borrower’s obligations with respect to the letter of credit or bank guaranty described below under “Covenants”) and to refinance existing debt of Mexico and its subsidiaries and the PHLX Facility will be available on a delayed draw basis until July 31, 2008 solely to finance the PHLX Acquisition and to refinance existing debt of PHLX and its subsidiaries; provided that at any time prior to the earlier of (i) a draw under the PHLX Facility and (ii) the closing date of the OMX Acquisition, the Borrower may, in its sole discretion, reallocate all or any portion of the PHLX Facility to an increase in the amount of the OMX Term Loan B-1 Facility; provided, however, that if the Borrower does not so reallocate the PHLX Facility and (i) if the closing of the PHLX Acquisition occurs prior to the closing of the OMX Acquisition, the PHLX Facility shall initially take the form of a stand-alone term B loan agreement having terms specified herein as applicable to the Term Loan B-1 Facility, and shall, to the extent contemplated by the Commitment Letter, subsequently be combined with the Term Loan B-1 Facility concurrently with the initial borrowings thereunder on terms reasonably satisfactory to the Lead Arrangers; and (ii) if the closing of the PHLX Acquisition occurs after the closing of the OMX Acquisition, then the PHLX Facility shall be a delayed draw term B facility. There will be an unused commitment fee per annum (calculated on a 360-day basis) for such delayed draw commitments in an amount to be agreed.

Revolving Credit Facility: a $75.0 million revolving credit facility (the “Revolving Credit Facility”), available from time to time until the fifth anniversary of the closing date of the OMX Acquisition, and to include a sublimit to be determined for the issuance of standby letters of credit (each a “Letter of Credit”) and a sub-limit for swingline loans (each a “Swingline Loan”). Letters of Credit will be initially issued by Bank of America and/or JPMCB (in such capacity, the “Issuing Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. No more than an amount to be agreed of the Revolving Credit Facility will be drawn on the closing date of the OMX Acquisition.

Available Currencies:	The Revolving Credit Facility will be available in U.S. dollars, euros, Swedish kronor and/or a combination thereof, as determined by the Borrower and the Agent.

Annex I-2

Swingline Option:

Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding an amount to be agreed and in minimum amount of $500,000. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

Uncommitted Increases:

The definitive documentation of the Credit Facilities will permit, on one or more occasions, the Borrower to add additional first priority term or commitments for revolving loans under an existing or new tranche under the Term Loan B Facility or the Revolving Facility (in either case, the “Incremental Senior Secured Loans”) up to an aggregate amount of $400.0 million to use for working capital or general corporate purposes, including permitted acquisitions, stock buy-backs (subject to limitations to be mutually agreed) and refinancing of existing debt; provided that (i) no default or event of default exists or would exist after giving pro forma effect thereto, (ii) the loans under any Incremental Senior Secured Loans shall mature no earlier than, and have a weighted average life to maturity no shorter than, the Term Loan Facilities, and the Incremental Senior Secured Loans shall otherwise not rank prior to the Term Loan Facilities with respect to mandatory prepayments and other payment rights, (iii) documentation in respect thereof shall otherwise be reasonably satisfactory to the Administrative Agent and the Borrower and (iv) neither the interest rate nor the effective yield on the Incremental Senior Secured Loans shall be greater than the interest rate on the loans under the Term Loan B Facility. The Borrower may seek commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional financial institutions who shall thereupon become Lenders. The definitive documentation of the Credit Facilities shall be amended to give effect to the Incremental Senior Secured Loans by documentation executed by the lender or lenders making the commitments with respect to the Incremental Senior Secured Loans, the Administrative Agent and the Borrower, and without the consent of any other Lender.

Purpose:

The proceeds of the Credit Facilities shall be used (i) to finance the Acquisitions; (ii) to pay fees and expenses incurred in connection with the Transaction; (iii) repay all existing bank indebtedness of the Borrower and certain indebtedness of Mexico and PHLX and their respective subsidiaries; and (iv) to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:	On or before April 15, 2008 for the OMX Facilities and on or before July 31, 2008 for the PHLX Facility.

Interest Rates:	The interest rates per annum (calculated on a 360-day basis) applicable to the Credit Facilities will be, at the option of the Borrower, (i) LIBOR plus the Applicable Margin (as hereinafter defined)

Annex I-3

or (ii) the Alternate Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus the Applicable Margin.

The Applicable Margin means (a) with respect to the Revolving Credit Facility (i) for the first three months after the closing date of the OMX Acquisition, 1.75% in the case of LIBOR advance and 0.75% in the case of Alternate Base Rate advances, and (ii) thereafter, a percentage per annum to be determined in accordance with a performance pricing grid to be agreed, and (b) with respect to the Term Loan Facilities, 1.75% in the case of LIBOR advance and 0.75% in the case of Alternate Base Rate advances.

The Borrower may select interest periods of one, two, three or six months (or 9 or 12 months if the Lenders agree) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any payment default under the loan documentation, the Applicable Margin on all overdue amounts owing under the loan documentation shall increase by 2% per annum.

Commitment Fee:

Commencing on the closing date of the OMX Acquisition, a commitment fee of 0.50% per annum (calculated on a 360-day basis), shall be payable on the actual unused portions of the Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

Calculation of Interest

and Fees:

Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Letter of Credit Fees:

Letter of Credit fees equal to the Applicable Margin from time to time on Revolving Credit LIBOR advances on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee of 0.25% per annum will be payable to the Issuing Bank for its own account. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:

Term Loan Facilities: six years after the closing date of the OMX Acquisition (or, if any amount is funded under the PHLX Facility prior to the closing of the OMX Acquisition, five years after the closing date of the PHLX Acquisition). Revolving Credit Facility: five years after the closing date of the OMX Acquisition.

Annex I-4

Scheduled Amortization:

Term Loan Facilities: The Term Loan Facilities will be subject to quarterly amortization of principal (in equal installments) in an annual amount equal 1% of the aggregate original amount funded under the Term Loan Facilities (i.e., increased on a pro rata basis for any delayed draw borrowings) with the unpaid balance of the Term Loan Facilities due at final maturity.

Revolving Credit Facility: Advances under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility or the applicable sublimit.

Mandatory Prepayments

and Commitment Reductions:

In addition to the amortization set forth above, (a) net cash proceeds from (i) sales of property and assets of the Borrower and its subsidiaries (but excluding (x) sales of inventory in the ordinary course of business and (y) other exceptions to be agreed in the loan documentation) and (ii) casualty and condemnation proceeds, in each case with other exceptions and thresholds to be mutually agreed and including a 100% reinvestment right if reinvested or committed to reinvest within 365 days of such sale or disposition, and if committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter; (b) net cash proceeds from the issuance or incurrence after the closing date of the OMX Acquisition (or, if any amount is funded under the PHLX Facility prior to the closing of the OMX Acquisition, five years after the closing date of the PHLX Acquisition) of additional debt of the Borrower or any of its subsidiaries other than debt permitted under the loan documentation and (c) 50% of Excess Cash Flow (to be defined in the loan documentation) of the Borrower and its subsidiaries (with step-downs to be agreed upon) shall be applied to the prepayment of (and permanent reduction of the commitments under) the Credit Facilities in the following manner: first, ratably to the principal repayment installments of each of the Term Loan Facilities in direct order of maturity and, second, to the Revolving Credit Facility.

Optional Prepayments and

Commitment Reductions:

The Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. Each such prepayment of the Term Loan Facilities shall be applied ratably to the principal repayment installments of the Term Loan Facilities on a pro rata basis. The unutilized portion of any commitment under the Credit Facilities may be reduced or terminated by the Borrower at any time without penalty.

Annex I-5

Security:

The Borrower and each of the Guarantors shall grant to the Administrative Agent (for its benefit and for the benefit of the Lenders) valid and perfected first priority (subject to certain customary exceptions to be set forth in the loan documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)	all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each foreign subsidiary, to 65% of the voting stock of each such entity); provided that interests in certain joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third-parties will not be required to be pledged;

(b)	all present and future intercompany debt of the Borrower and each other Guarantor;

(c)	all of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, equipment, inventory, accounts receivable, certain owned real estate, deposit and bank accounts, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property and other general intangibles, insurance proceeds and instruments; and

(d)	all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) fee owned real properties with a value of less than an amount to be agreed (with any required mortgages being permitted to be delivered post-closing) and all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims, (iii) pledges and security interests prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law, (iv) assets specifically requiring perfection through control agreements, (v) assets as to which granting or perfecting such security interest would violate any applicable law, regulatory requirement or contract, and (vi) those assets as to which the Agent and the Borrower reasonably determine that the costs of obtaining a security interest in such assets are excessive in relation to the benefits to the Lenders of the security afforded thereby.

Annex I-6

The Collateral shall ratably secure the relevant party’s obligations in respect of the Credit Facilities, any interest rate swap or other hedging arrangement, treasury management agreement or similar agreement with a Lender or an affiliate of a Lender.

Notwithstanding anything to the contrary set forth herein, the proceeds from any disposition of Collateral during the existence of an event of default or in connection with a dissolution, liquidation or other similar proceeding shall be applied to repay (and/or cash collateralize) the Revolving Credit Facility and Letters of Credit (and any interest rate swap or other hedging arrangement, treasury management agreement or similar agreement with a Lender or affiliate of a Lender) before such proceeds are applied to repay the Term Loan Facilities.

Initial Conditions Precedent:

The initial borrowing under (i) the OMX Facilities will be subject, in the case of the Tender Offer Acquisition, only to the conditions precedent set forth in Annex II to the Third Amended and Restated Commitment Letter and delivery of a borrowing notice, and in the case of the Dover Acquisition, only to the conditions precedent set forth in Annex III to the Third Amended and Restated Commitment Letter and delivery of a borrowing notice and (ii) the PHLX Facility will be subject only to the conditions precedent set forth in Annex IV to the Third Amended and Restated Commitment Letter and delivery of a borrowing notice.

Conditions Precedent to Each

Subsequent Borrowing Under the

Senior Secured Credit Facilities:

Each borrowing or issuance or renewal of a Letter of Credit under the Credit Facilities (other than as contemplated under “—Initial Conditions Precedent” as set forth above) will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be materially correct and (ii) no defaults or Events of Default shall have occurred and be continuing.

Representations and

Warranties:

Substantially similar to and limited to the representations and warranties set forth in the November Credit Facility, with such modifications as are reasonable and appropriate in light of the Transaction, subject to materiality qualifiers, thresholds and exceptions to be negotiated.

Covenants:	(a)	Affirmative Covenants: Substantially similar and limited to the affirmative covenants set forth in the November Credit Facility, with such modifications as are reasonable and appropriate in light of the Transaction, and subject to materiality qualifiers, thresholds and exceptions to be negotiated. In addition, there shall be a covenant that the Borrower use commercially reasonable efforts to refinance outstanding third party debt of Mexico in an amount to be mutually agreed upon (other than any

Annex I-7

working capital facilities and hedging arrangements in amounts to be mutually agreed upon) as soon as practicable after the closing date of the OMX Acquisition.

(b)	Negative Covenants: Substantially similar and limited to the negative covenants set forth in the November Credit Facility, with such modifications as are reasonable and appropriate in light of the Transaction, subject to materiality qualifiers, thresholds and exceptions to be negotiated, including incurrence-based baskets to be agreed. In addition, the Borrower shall be permitted to obtain a letter of credit or bank guaranty (and provide liens in connection therewith on assets to be mutually agreed upon) in an aggregate amount sufficient to pay the minority shareholders in accordance with the applicable procedures under Chapter 22 of the Swedish Companies Act and will use loans under the Term Loan B-1 Facility to promptly repay any draws on such letter of credit or bank guaranty (or to “cash collateralize” its obligations prior to any draw).

(c)	Financial Covenants: Maximum total leverage ratio and interest coverage ratio maintenance covenants to be mutually agreed.

Interest Rate Protection:

Within 180 days after the closing date of the OMX Acquisition, the Borrower shall enter into interest rate swap contracts with terms and conditions and with a counterparty reasonably satisfactory to the Administrative Agent covering such amount of consolidated funded debt (including convertible debt and other fixed rate debt) for borrowed money such that at least 30% of the aggregate principal amount of consolidated funded debt for borrowed money of the Borrower and its subsidiaries is subject to interest rate swap contracts providing for effective payment of interest on a fixed rate basis or bears interest at fixed rates for a period of at least two years from the funding date.

Events of Default:

Usual and customary for a transaction of this type, and limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (iv) cross-defaults and cross-acceleration to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (vii) actual or asserted impairment of loan documentation or security; (viii) Change of Control (to be defined); and (ix) customary ERISA defaults. There shall be a

Annex I-8

customary “clean-up” period for any default with respect to Mexico and/or any of its subsidiaries in a manner similar to that provided in the November Credit Agreement. Notwithstanding anything in the Commitment Letter or this Annex I to the contrary, if the OMX Facility is entered into prior to the closing of the PHLX Acquisition, the commitments in respect of the PHLX Facility under the Credit Facilities may not be terminated by the Administrative Agent or the Lenders as a result of an Event of Default other than under clause (i), (v) (solely as it relates to the Borrower) or (viii).

Assignments and

Participations:

Each Lender will be permitted to make assignments in minimum amounts to be agreed to other financial institutions approved by the Administrative Agent and, so long as no default has occurred, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that neither the approval of the Borrower nor the Administrative Agent shall be required in connection with assignments to other Lenders or any of their affiliates (except that consent of the Administrative Agent shall be required for such assignments of any commitment or loan under the Revolving Credit Facility or any Letter of Credit or Swingline Loan). Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee of $3,500 will be charged with respect to each assignment.

Waivers and Amendments:

Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Credit Facilities, except that the consent of all of the Lenders be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all of the collateral or value of the guarantees and (v) changes that impose any restriction on the ability of any Lender to assign any of its rights or obligations.

Indemnification:

The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs on the same terms set forth in the Commitment Letter.

Annex I-9

Governing Law:	New York.

Expenses:

The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the legal fees and expenses of the Administrative Agent’s counsel, regardless of whether or not the Credit Facilities are closed. The Borrower will also pay the reasonable and documented out-of-pocket expenses of each Lender in connection with the enforcement of any of the loan documentation related to the Credit Facilities.

Counsel to the

Administrative Agent:	Cahill Gordon & Reindel LLP.

Miscellaneous:

Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Annex I-10

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

OMX FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

If the Acquisition is effected pursuant to the Tender Offer Acquisition, the closing and the initial extension of credit under the OMX Facilities will be subject solely to satisfaction of the conditions set forth in Section 5 of the Commitment Letter and the following conditions precedent:

1.	The Transaction Agreement dated May 25, 2007 (as amended by the supplement dated September 20, 2007 previously provided to us, the “Transaction Agreement”) between the Borrower and Mexico shall have not been amended or modified in any respect that is materially adverse to the Lenders without the consent of the Lead Arrangers (which consent shall not be unreasonably withheld). The conditions to the completion of the Offer (as defined in the Transaction Agreement) set forth in the Transaction Agreement shall have been satisfied in all material respects in accordance with the Transaction Agreement without any waiver by the Borrower that is materially adverse to the Lenders unless the Lead Arrangers shall have consented to such waiver, which consent shall not be unreasonably withheld (it is understood and agreed that any amendments or waivers to the conditions numbered 8 (material adverse change) and 9 (no materially inaccurate disclosures) shall be deemed materially adverse to the Lenders). Notwithstanding the foregoing, this condition shall be deemed to be satisfied on the closing date of the OMX Acquisition if the terms of the Transaction Agreement (as it may have been amended as permitted above) do not permit the Borrower to withdraw the Offer on such date.

2.	The Offer is accepted to such an extent that the Borrower becomes the owner of shares representing more than 66 % of the outstanding shares of Mexico on a fully diluted basis.

3.	The Lenders shall have received certification as to the solvency of the Borrower and each of its subsidiaries (on a consolidated basis and after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Borrower.

4.	The Lenders shall have received customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents with respect to the OMX Facilities, and as to the creation and perfection of the liens granted thereunder on the Collateral) and of appropriate local counsel and such corporate resolutions as the Lenders shall reasonably require.

5.

All filings, recordations and searches necessary or desirable in connection with the liens and security interests in the Collateral shall have been duly made; and all filing and recording fees and taxes shall have been duly paid and any surveys and title insurance, requested by the Administrative Agent with respect to real property interests of

Annex II-1

the Borrower and its subsidiaries shall have been obtained; provided that, to the extent any Collateral (other than the pledge and perfection of the security interests in the capital stock of wholly-owned domestic subsidiaries held by the Borrower and the Guarantors (to the extent required under Annex I) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the closing date of the OMX Acquisition after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the OMX Facilities on the closing date of the OMX Acquisition but shall be required to be delivered after the closing date of the OMX Acquisition pursuant to arrangements and timing to be mutually agreed.

6.	All accrued fees and expenses of the Administrative Agent and the Lead Arrangers (including the fees and expenses of counsel for the Administrative Agent and the Lead Arrangers and local and special counsel for the Administrative Agent and the Lead Arrangers) shall have been paid. The Borrower shall have paid all items then due and payable under the Third Amended and Restated Fee Letter.

7.	If the Credit Documentation is other than the Interim Loan Facility, the negotiation, execution and delivery of definitive documentation with respect to the OMX Facilities reasonably satisfactory to the Agents; provided that, notwithstanding anything in this Third Amended and Restated Commitment Letter, the Third Amended and Restated Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the making of which shall be a condition to availability of the OMX Facilities on the closing date of the OMX Acquisition shall be (A) such of the representations made by Mexico in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Transaction Agreement as a result of a breach of such representations in the Transaction Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the OMX Facilities on the closing date of the OMX Acquisition if the other conditions set forth in this Annex II are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties relating to authorization, corporate power and authority, the legal, valid and binding nature and enforceability of the Credit Documentation, Federal Reserve margin regulations and the Investment Company Act.

Annex II-2

ANNEX III

CONDITIONS PRECEDENT TO CLOSING

OMX FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

If the Acquisition is effected pursuant to the Dover Acquisition, the closing and the initial extension of credit under the OMX Facilities will be subject solely to satisfaction of the following conditions precedent:

1.	The Borrower and Dover shall have entered into the Dover Letter Agreement in form and substance satisfactory to the Lead Arrangers (it being understood that the executed copy of the Dover Letter Agreement, dated September 20, 2007 (as amended on September 26, 2007), and previously provided to us is satisfactory). The Borrower and Mexico shall have entered into the Supplement, dated September 20, 2007, amending the Transaction Agreement dated May 25, 2007 (as amended, the “Transaction Agreement”) between the Borrower and Mexico as contemplated by the Dover Letter Agreement in the form of the executed copy previously provided to us. Neither the Dover Letter Agreement or the Transaction Agreement shall have been amended or modified in any respect that is materially adverse to the Lenders without the consent of the Lead Arrangers (which consent shall not be unreasonably withheld). If the definitive agreements (the “Definitive Dover Agreements’) contemplated by the Dover Letter Agreement shall have been negotiated, executed and delivered by Borrower and Dover, such agreements shall be consistent with the term sheet attached to the Dover Letter Agreement and shall not otherwise be materially adverse to the Lead Arrangers. The conditions to the completion of the Dover Acquisition set forth in the Dover Letter Agreement and, if applicable, contained in the Dover Definitive Dover Agreements shall be satisfied in all material respects without any waiver by the Borrower that is materially adverse to the Lenders unless the Lead Arrangers shall have consented to such waiver, which consent shall not be unreasonably withheld.

2.	Pursuant to the Dover Acquisition, the Borrower shall become the owner of shares representing at least 66 2/3% of the outstanding shares of Mexico on a fully diluted basis.

3.	The Lenders shall have received certification as to the solvency of the Borrower and each of its subsidiaries (on a consolidated basis and after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Borrower.

4.	The Lenders shall have received customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents with respect to the OMX Facilities, and as to the creation and perfection of the liens granted thereunder on the Collateral) and of appropriate local counsel and such corporate resolutions as the Lenders shall reasonably require.

Annex III-1

5.	All filings, recordations and searches necessary or desirable in connection with the liens and security interests in the Collateral shall have been duly made; and all filing and recording fees and taxes shall have been duly paid and any surveys and title insurance, requested by the Administrative Agent with respect to real property interests of the Borrower and its subsidiaries shall have been obtained; provided that, to the extent any Collateral (other than the pledge and perfection of the security interests in the capital stock of wholly-owned domestic subsidiaries held by the Borrower and the Guarantors (to the extent required under Annex I) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the closing date of the OMX Acquisition after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the OMX Facilities on the closing date of the OMX Acquisition but shall be required to be delivered after the closing date of the OMX Acquisition pursuant to arrangements and timing to be mutually agreed.

6.	All accrued fees and expenses of the Administrative Agent and the Lead Arrangers (including the fees and expenses of counsel for the Administrative Agent and the Lead Arrangers and local and special counsel for the Administrative Agent and the Lead Arrangers) shall have been paid. The Borrower shall have paid all items then due and payable under the Third Amended and Restated Fee Letter.

7.	If the Credit Documentation is other than the Interim Loan Facility, the negotiation, execution and delivery of definitive documentation with respect to the OMX Facilities reasonably satisfactory to the Agents; provided that, notwithstanding anything in this Third Amended and Restated Commitment Letter, the Third Amended and Restated Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the making of which shall be a condition to availability of the OMX Facilities on the closing date of the OMX Acquisition shall be (A) such of the representations made by Mexico in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Transaction Agreement as a result of a breach of such representations in the Transaction Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the OMX Facilities on the closing date of the OMX Acquisition if the other conditions set forth in this Annex III are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties relating to authorization, corporate power and authority, the legal, valid and binding nature and enforceability of the Credit Documentation, Federal Reserve margin regulations and the Investment Company Act.

Annex III-2

ANNEX IV

CONDITIONS PRECEDENT TO CLOSING

PHLX FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex IV is attached.

The availability of the PHLX Facility will be subject solely to satisfaction of the conditions set forth in Section 5 of the Commitment Letter and the following conditions precedent:

1.	The Borrower, PHLX and the other parties thereto shall have entered into a merger agreement in form and substance satisfactory to the Lead Arrangers (it being understood that the Merger Agreement, dated November 5, 2007 (the “Merger Agreement”), by and among Borrower, PHLX and the other parties thereto in the form most recently provided to us prior to the execution by the Agents of the Third Amended and Restated Commitment Letter is satisfactory to the Lead Arrangers). The Merger Agreement shall have not been amended or modified in any respect that is materially adverse to the Lenders without the consent of the Lead Arrangers (which consent shall not be unreasonably withheld). The Merger (as defined in the Merger Agreement) shall have been consummated in accordance with the terms of the Merger Agreement without any waiver by the Borrower that is materially adverse to the Lenders (it being understood that any waiver of the condition that the order of the Court of Chancery of the State of Delaware approving the settlement of the litigation pending against PHLX in the Court of Chancery of the State of Delaware, captioned Ginsburg v. Philadelphia Stock Exch., Inc., et al., shall have become final and binding and all appeals shall have been exhausted shall be deemed to be materially adverse to the Lenders) unless the Lead Arrangers shall have consented to such waiver, which consent shall not be unreasonably withheld.

2.	Since the date of the Merger Agreement, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect (as defined in the Merger Agreement).

3.	The Lenders shall have received certification as to the solvency of the Borrower and each of its subsidiaries (on a consolidated basis and after giving effect to the PHLX Acquisition and the incurrence of indebtedness related thereto) from the chief financial officer of the Borrower.

4.	The Lenders shall have received customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents with respect to the PHLX Facility, and as to the creation and perfection of the liens granted thereunder on the Collateral) and of appropriate local counsel and such corporate resolutions as the Lenders shall reasonably require.

5.	All filings, recordations and searches necessary or desirable in connection with the liens and security interests in the Collateral shall have been duly made; and all filing

Annex IV-1

and recording fees and taxes shall have been duly paid and any surveys and title insurance, requested by the Administrative Agent with respect to real property interests of the Borrower and its subsidiaries shall have been obtained; provided that, to the extent any Collateral (other than the pledge and perfection of the security interests in the capital stock of wholly-owned domestic subsidiaries held by the Borrower and the Guarantors (to the extent required under Annex I) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the date of closing of the PHLX Acquisition after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the PHLX Facility on the date of closing of the PHLX Acquisition but shall be required to be delivered after the closing date of the PHLX Acquisition pursuant to arrangements and timing to be mutually agreed.

6.	All accrued fees and expenses of the Administrative Agent and the Lead Arrangers (including the fees and expenses of counsel for the Administrative Agent and the Lead Arrangers and local and special counsel for the Administrative Agent and the Lead Arrangers) shall have been paid. The Borrower shall have paid all items then due and payable under the Third Amended and Restated Fee Letter.

7.	The negotiation, execution and delivery of definitive documentation with respect to the PHLX Facility reasonably satisfactory to the Agents. Notwithstanding anything in this Third Amended and Restated Commitment Letter, the Third Amended and Restated Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the making of which shall be a condition to availability of the PHLX Facility on the closing date of the PHLX Acquisition shall be (A) such of the representations made by PHLX in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the PHLX Facility on the closing date of the PHLX Acquisition if the other conditions set forth in this Annex IV are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties relating to authorization, corporate power and authority, the legal, valid and binding nature and enforceability of the Credit Documentation, Federal Reserve margin regulations and the Investment Company Act.

Annex IV-2

ANNEX V

INTERIM LOAN AGREEMENT

Dated as of [                    ]

among

THE NASDAQ STOCK MARKET, INC.,

as the Borrower

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

SCHEDULES

2.01	Commitments and Applicable Percentages
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice

-iii-

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of [                    ], among The NASDAQ Stock Market, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the OMX Acquisition (as defined in the Third Amended and Restated Commitment Letter).

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Interim Loan Agreement.

“Amended and Restated Commitment Letter” means the Amended and Restated Commitment Letter dated September 20, 2007, by and among Bank of America, N.A., JPMorgan Chase Bank, N.A., Banc of America Securities LLC, J.P. Morgan Securities Inc. and the Borrower, amending and restating the Commitment Letter.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by the sum of (x) such Lender’s Commitment at such time and (y) such Lender’s Loans at such time.

“Applicable Rate” means, 0.75% per annum for Base Rate Loans and 1.75% per annum for Eurodollar Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in any form approved by the Administrative Agent.

“Back Stop Date” means April 15, 2008.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London inter-bank eurodollar market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Article IV are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any assets of any Loan Party purported to be subject to any Lien in favor of the Administrative Agent pursuant to any Loan Document.

“Collateral Agreement” means a Guarantee and Collateral Agreement, substantially in the form contemplated by the November Credit Agreement with such modifications as may be reasonably required by the Administrative Agent in order to provide the Lenders with the benefits of the security interests and guarantees thereunder and such changes thereto as are required to make it consistent with Annex I to the Third Amended and Restated Commitment Letter.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”.

“Commitment Letter” meant the Commitment Letter, dated as of May 24, 2007, by and among Bank of America, N.A., JPMorgan Chase Bank, N.A., Banc of America Securities LLC, J.P. Morgan Securities Inc. and the Borrower, as amended on August 1, 2007.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documentation” has the meaning given such term by the Third Amended and Restated Commitment Letter.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Dollar” and “$” mean lawful money of the United States.

“Dover” has the meaning given such term in the Third Amended and Restated Commitment Letter.

“Dover Acquisition” has the meaning given such term in the Third Amended and Restated Commitment Letter.

“Dover Letter Agreement” means the Letter Agreement dated September 20, 2007, as amended on September 26, 2007, between the Borrower and Dover.

“Dover Offer” means the offer by Dover to purchase the shares in Target.

“Dover Offer Document” means the document registered with the Swedish Financial Supervisory Authority (Sw: Finansinspektionen) to be distributed to the shareholders of the Target pursuant to which Dover, inter alia, makes an offer to acquire the shares in the Target on the terms set forth in the Dover Letter Agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Enforcement Action” means each of the following actions by or required by a Lender or the Administrative Agent:

(a) cancellation of any of its Commitments under the Loan Documents;

(b) exercise of any of its rights under Article VIII, including making of any demand for repayment, acceleration or cancellation;

(c) enforcement of any Collateral Agreement or other guarantee or Lien given in connection with the Loan Documents;

(d) rescission, termination or cancellation of the Loan Documents or any of the Facilities or the exercise of any similar right or remedy to make or enforce any claim under the Loan Documents; and

(e) refusal to participate in the making of any Loan.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the Lon-don interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Facility” means the Commitments and the Loans.

“Federal Funds Rates” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantor” means each Subsidiary of the Borrower (excluding the Target and its Subsidiaries) that meets the definition of “Subsidiary Loan Party” in the November Credit Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one or two weeks thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(b) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lender” means, at any time, any Lender that has a Commitment at such time or that holds Loans at such time.

“Loan” means an advance made by any Lender under the Facility.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Agreement and (d) each Mortgage.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Major Default” means an Event of Default under any of clauses (a)(i), (a)(ii) and (b) though (e) of Section 8.01.

“Major Representation” means any of the representations set forth in Section 5.01, 5.02, 5.04, or 5.05 insofar as they relate to the Borrower and its Subsidiaries (other than the Target and its Subsidiaries).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Maturity Date” means the 30th Business Day following the Closing Date.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party on the Closing Date which would have been required to be mortgaged pursuant to the terms of the November Credit Agreements (as a result of being identified on Schedule 1.03 thereto or pursuant to the covenants set forth in Section 5.12 or 5.13), but with exclusions consistent with the Third Amended and Restated Commitment Letter.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, in a form supplied by the Administrative Agent.

“November Credit Agreement” means that certain Credit Agreement, dated as of November 20, 2006, by and among, Borrower, the Administrative Agent and the other parties named therein.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offer” means the offer to purchase the shares in Target pursuant to the Offer Document.

“Offer Document” means the document registered with the Swedish Financial Supervisory Authority (Sw: Finansinspektionen) to be distributed to the shareholders of the Target pursuant to which the Borrower, inter alia, makes an offer to acquire all shares in the Target on the terms set forth in the Transaction Agreement.

“Offer Expiry Date” means the date falling immediately after the date upon which the Offer lapses, it is withdrawn or expires, in each case without having been successful.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, including, without limitation, in the case of Bank of America, N.A., Banc of America Securities LLC and in the case of JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of any Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amended and Restated Commitment Letter” means the Second Amended and Restated Commitment Letter dated September 28, 2007, by and among Bank of America, N.A., JPMorgan Chase Bank, N.A., Banc of America Securities LLC, J.P. Morgan Securities Inc. and the Borrower, amending and restating the Amended and Restated Commitment Letter.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Squeeze-Out Procedure” means the procedure set out in Chapter 22 of the Swedish Companies Act (and including appointment of arbitrators and the composition of an arbitration tribunal) for the compulsory acquisition of any share, warrant and/or convertibles in the Target that have not been acquired under the Offer.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent” means JPMorgan Chase Bank, N.A.

“Target” means OMX AB a company duly incorporated and organized under the laws of Sweden, with corporate registration number 556243-8001, having its principal office at Tullvaktsvägen 15, 105 78 Stockholm, Sweden.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer Acquisition” has the meaning given such term in the Third Amended and Restated Commitment Letter.

“Third Amended and Restated Commitment Letter” means the Third Amended and Restated Commitment Letter dated November 6, 2007, by and among Bank of America, N.A., JPMorgan Chase Bank, N.A., Banc of America Securities LLC, J.P. Morgan Securities Inc. and the Borrower, amending and restating the Second Amended and Restated Commitment Letter.

“Third Amended and Restated Fee Letter” has the meaning given such term in the Third Amended and Restated Commitment Letter.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Agreement” means the Transaction Agreement between the Borrower and Target dated May 25, 2007, as supplemented by the Supplement dated September 20, 2007.

“Transactions” has the meaning given such term by the Third Amended and Restated Commitment Letter (except that such term shall exclude the PHLX Acquisition (as defined in the Third Amended and Restated Commitment Letter) and any related financing or refinancing transactions).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Third Amended and Restated Commitment Letter), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such reference appears, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentages. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one week.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Loans.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of outstanding Loans pursuant to this Section 2.05 shall be paid to the Lenders as set forth in Section 2.12(a) hereof and in accordance with their respective Applicable Percentages.

2.06 Termination or Reduction of Commitments.

The Aggregate Commitments shall be automatically and permanently reduced to zero at 5:00 p.m. on the Closing Date (or, on such earlier date as may be provided in Article VII).

2.07 Repayment of Loans.

The Borrower shall repay to the Lenders the aggregate principal amount of all Loans outstanding on the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Third Amended and Restated Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participation in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the

Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such refund) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund (or any such penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such refund) to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority having or claiming to have jurisdiction over such Lender has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority having or claiming to have jurisdiction over such Lender has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

The obligation of each Lender to make its Loans hereunder is subject to satisfaction of the following conditions precedent prior to the Back Stop Date.

(A) Conditions applicable if the Acquisition is effectuated pursuant to either the Tender Offer Acquisition or the Dover Acquisition:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated a date on or prior to the Closing Date and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of the Collateral Agreement from the Borrower and each Guarantor together with (w) Uniform Commercial Code financing statements for the Borrower and each Guarantor in appropriate form for filing with the Secretary of State of each applicable jurisdiction and (x) stock certificates and stock powers in favor of the Administrative Agent with respect to all certificated Equity Interests pledged thereunder to the extent required by the Collateral Agreement, (y) all other agreements and instruments required to be delivered in order to provide the Administrative Agent, or perfect the Administrative Agent’s security interest in, the Collateral described in Annex I to the Third Amended and Restated Commitment Letter, (z) an executed Mortgage in appropriate form for recording with respect to each Mortgaged Property (and any surveys, title insurance and, to the extent required by law, flood insurance, requested by the Administrative Agent with respect to such Mortgage Property); provided that, to the extent any Collateral (other than the pledge and perfection of the security interests in the capital stock of wholly-owned domestic Subsidiaries held by the Loan Parties (to the extent required by the Collateral Agreement) and other assets pursuant to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after the Borrower has used commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Loans on the Closing Date but shall be required to be delivered after the Closing Date pursuant to Section 6.11;

(ii) lien searches with respect to each Loan Party in such jurisdictions as may be reasonably requested by the Administrative Agent;

(iii) a copy of the Offer Document or Dover Offer Document, as the case may be, and the initial press release announcing the Offer or the Dover Offer, as the case may be;

(iv) a Note executed by the Borrower in favor of each Lender requesting a Note;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) a certificate of good standing for each Loan Party from its jurisdiction of organization;

(vii) a certificate signed by the Chief Financial Officer of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries (on a consolidated basis) after giving effect to the Transactions and the incurrence of all indebtedness related thereto;

(viii) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, and local counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to customary matters concerning the Loan Parties and the Loan Documents.

(b) All accrued fees and expenses of the Administrative Agent and the Lead Arrangers (including the fees and expenses of counsel for the Administrative Agent and the Lead Arrangers and local and special counsel for the Administrative Agent and the Lead Arrangers) shall have been paid. The Borrower shall have paid all items then due and payable under the Third Amended and Restated Fee Letter.

(c) The Major Representations shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(d) No Major Default shall be continuing, or would result from such proposed Loan or from the application of the proceeds thereof.

(e) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

(B) Condition applicable only if the Acquisition is effectuated pursuant to the Tender Offer Acquisition:

(a) each of the conditions in paragraphs 1 and 2 of Annex II to the Third Amended and Restated Commitment Letter shall have been satisfied and the Administrative Agent shall have received a signed certificate of a Responsible Officer of the Borrower to such effect.

(C) Condition applicable only if the Acquisition is effectuated pursuant to the Dover Acquisition:

(a) each of the conditions in paragraphs 1 and 2 of Annex III to the Third Amended and Restated Commitment Letter shall have been satisfied and the Administrative Agent shall have received a signed certificate of a Responsible Officer of the Borrower to such effect.

Any Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in clauses (d) and (e) have been satisfied on and as of the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, and (b) has all requisite corporate power and authority to (i) carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; except where the failure to have the same could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

5.02 Authorization. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

5.05 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.06 Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made.

5.07 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.08 Solvency. After giving effect to the Transactions, the Borrower is, together with its Subsidiaries on a consolidated basis, Solvent.

ARTICLE VI

AFFIRMATIVE COVENANTS

From and after the Closing Date and only for so long as any Loan shall have been made pursuant to Section 2.01 and shall remain unpaid or unsatisfied, the Borrower shall, and shall cause each Subsidiary to:

6.01 Financial Statements. File with the SEC, all annual and quarterly financial information required pursuant to the rules of the SEC within the time periods required by the SEC.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(b) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(c) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(d) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(e) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; and

(c) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Except as would not have a Material Adverse Effect, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the Borrower’s and, except as would not have a Material Adverse Effect, each Subsidiary’s, legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to comply with clause (a) or (b) above could not reasonably be expected to have a Material Adverse Effect.

6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or IFRS, as applicable, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (on no more than two occasions prior to the Maturity Date), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.10 Use of Proceeds. Use the proceeds of the Loans only to purchase Equity Interests in accordance with the Offer or the Dover Acquisition, as the case may be, repay certain indebtedness of Target and its Subsidiaries and to pay fees and expenses related to the Transactions.

6.11 Post-Closing Collateral. To the extent that any Lien in favor of the Administrative Agent pursuant to the Collateral Agreement or any Mortgage which would have been required to be provided or perfected on the Closing Date pursuant to clause (a) of Article IV (but for the proviso to such clause) has not been provided or perfected on the Closing Date, the Borrower will use its reasonable best efforts to perfect such Lien as promptly as is reasonably practicable following the Closing Date.

6.12 Squeeze-Out Procedures. As soon as reasonably practicable following the acquisition (including, by virtue of the Offer, the Dover Acquisition or by any separate contract) by it of effective ownership and control of more than ninety percent (90%) of the shares of Target, the Borrower will implement the Squeeze-Out Procedure and seek to obtain advance access (Sw: förhandstillträde) to the shares of Target as soon as commercially reasonable.

ARTICLE VII

OFFER COVENANT

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall comply with the following covenant:

If at any time the Offer and the Dover Acquisition is terminated or withdrawn without being successful, the Borrower shall give notice to the Administrative Agent (who shall promptly notify the Lenders) that the same has occurred. Immediately following such termination or withdrawal all Commitments shall be cancelled and the Lenders shall be under no further obligation to extend credit under this Agreement or any other Loan Document.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within five days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) following the Closing Date, pay within five Business Days after the same becomes due any other amount payable hereunder; or

(b) Breach of Offer Covenant. The Borrower fails to perform or observe any term, covenant or agreement contained in Article VII; or

(c) Representations and Warranties. Any Major Representation shall be incorrect in any material respect when made or deemed made; or

(d) Insolvency Proceedings, Etc. The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to the Borrower or to all or substantially all of its property is instituted without the consent of the Borrower and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(e) Inability to Pay Debts; Attachment. (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of the Borrower and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(f) Invalidity of Loan Documents. The Collateral Agreement or any Mortgage, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(g) Change of Control. There occurs any Change of Control.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding any other provision of this Agreement or any other Loan Document, any Event of Default or default (or any representation or undertaking which causes such Event of Default or default) that occurs at Target or any of its Subsidiaries (and which does not result in the failure of any condition set forth in Article IV without giving effect to this paragraph) shall not constitute an “Event of Default” during the term of this Agreement and no Lender or the Administrative Agent shall be entitled to take any Enforcement Action with respect to such Event of Default or default.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02 or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers or listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the entities listed as “Joint Lead Arrangers”, “Joint Bookrunners” or “Syndication Agent” on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, to the extent applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder without the written consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(e) change any provision of this Section 11.01, the definition of “Required Lenders” or any other provision hereof (including any such provision of Article VII) specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided, further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any material respect to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Affiliates controlled by such Indemnitee or any of the respective officers, directors, employees, agents, advisors or other representatives thereof or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Section 11.06, assignments or participations by any Lender of any Commitment prior to the Closing Date will be permitted only in accordance with the limitations applicable to assignments of commitments under the Third Amended and Restated Commitment Letter which are applicable prior to the Closing Date (and each Lender agrees that no such assignment on or prior to the Closing Date by such Lender shall novate or relieve such Lender of its respective Commitment hereunder until after the Closing Date).

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of, and not to disclose, the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower or any Subsidiary thereof, provided that, in the case of information received by or on behalf of the Borrower or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time,

to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that (x) the Credit Documentation is entered into prior to any Loan being made pursuant to this Agreement or (y) the commitments of the Lenders under the Third Amended and Restated Commitment Letter terminate in accordance with the terms of the Third Amended and Restated Commitment Letter, this Agreement shall terminate and the provisions of this Agreement (other than those which expressly survive termination of this Agreement) shall be of no further force and effect.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED

IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and their Related Parties are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Related Parties, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each of their Related Parties each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender or any of their Related Parties has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and of their Related Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Lender or any of their Related Parties has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each of their Related Parties the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE NASDAQ STOCK MARKET, INC.,

By:
Name:
Title:

S-1

BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

S-2